Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FrogAds, Inc. Files for Dissolution

Company to De-list Stock

Woodland Hills, CA August 15, 2013

On June 7, 2013, FrogAds, Inc. filed a certificate of dissolution with the Secretary of State of the State of Nevada (the "Certificate of Dissolution"). The Certificate of Dissolution, which became effective at 9:35 a.m. Pacific Time on June 7, 2013, provides for the dissolution of the Company under the General Corporation Law of the State of Nevada (the "Dissolution"). As of the date of dissolution, the Company was insolvent and had no assets and no liabilities.

In connection with the filing of the Certificate of Dissolution, the Company closed its stock transfer books and discontinued recording transfers of its common stock, $0.001 par value per share (the "Common Stock"). The Company is in the process of delisting its stock with the Over the Counter Bulletin Board stock exchange (OTCBB) and anticipates this will be completed by August 31, 2013.

About the Company

FrogAds was formed in the state of Nevada on February 11, 2010 to establish an internet bulletin board site whereby visitors can list items for sale or trade, read news articles, or find service providers. The company was not able to generate sales sufficient to maintain operations.

Contact for Further Information

Name: FrogAds, Inc. (dissolved)

21820 Burbank Blvd., Suite 325,Woodland Hills, California 91367

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